Exhibit 4.28

Ref: LO-6832930001500

22 September 2020

AMTD International Inc. (the “Borrower”)

(Incorporated in Cayman Islands with limited liability)

Important Notice:	This Facility Letter set out the terms and conditions upon which the bank would provide banking facilities to you. You are advised to read and understand the terms and conditions before accepting this Facility Letter.

Dear Sirs,

Re: General Banking Facilities

Further to our recent discussions, the Bank is pleased to grant the following general banking facility(ies) (the “Facility(ies)”) to the Borrower subject to the Bank’s General Terms and Conditions for General Banking Facilities and Loan Facility(ies) (as amended from time to time, the “General Terms”) and the terms and conditions stated below. Words and expressions defined in the General Terms shall have the same meanings when used in this Facility Letter. Any appendix hereto forms an integral part of this Facility Letter.

1.1	Facility(ies)	Amount	Interest Rate / Terms and Conditions

	Revolving Loan	Up to USD30,000,000.00 or its equivalent amount in HKD	• Please refer to Appendix I.

1.2	Commitment:

Notwithstanding any provisions of this Facility Letter, the General Terms (if applicable) or any other documents between the Borrower and the Bank to the contrary, the Bank may at any time without prior notice modify, cancel or suspend the Facility/Facilities at its sole discretion including, without limitation, cancelling any unutilized facilities, and declaring any outstanding amount to be immediately due and payable.

2.	Conditions Precedent / Collateral Security(ies)

The Facility(ies) shall not be made available for drawdown or utilization by the Borrower until the Bank has confirmed receipt of all the following condition precedent documents in form and substance satisfactory to the Bank:-

(a)	A duly signed copy of this Facility Letter indicating the Borrower’s acceptance of the Facility(ies) on the terms and conditions set out in this Facility Letter.

(b)	Direct Debit Authorization duly executed by the relevant account holder(s).

(c)

Legal Opinion issued/to be issued by qualified lawyers practicing the laws of Cayman Islands appointed by the Bank confirming the validity, legality and enforceability in respect of the Facility Letter executed/to be executed by the Borrower together with any resolutions and such other documents in form and substance satisfactory to the Bank.

(d)	Process Agent Appointment Letter issued by the Borrower and duly accepted and confirmed by AMTD Global Markets Limited.

(e)	Copy, certified by a director, of each of the following documents the Borrower and AMTD Global Markets Limited:

•	Certificate of Incorporation.

•	Memorandum and Articles of Association or other constitutional documents (if any).

•	List of directors with their specimen signatures.

•	Current Business Registration Certificate (if any).

Ref: LO-6832030001500

(f)

If any of the Borrower / the guarantor(s) / securities provider(s) is a limited company, the relevant shareholder and board resolution and certified copies of the constitutional documents of that company.

(g)

Such other documents as the Bank may request including those as may be required to evidence any and all licenses, authorizations, consents or approvals necessary for the performance by the Borrower or the securities provider(s) of their respective obligations under this Facility Letter and the security documents.

3.	REDACTED

4.	Undertaking(s)

(a)

The Borrower represents, declares and undertakes to the Bank that the utilization of any facility or use of proceeds drawn under this Facility Letter does not and will not conflict with any law or regulation applicable to the Borrower (including without limitation those in force in the People’s Republic of China). The above representation and declaration is deemed to be made by the Borrower by reference to the facts then existing during the period where the Facility(ies) or any part thereof remain outstanding.

(b)

At the request of the Bank, the Borrower shall furnish to the Bank with documentary evidence in form and substance satisfactory to the Bank showing the usage of the loan (including but not limited to the flow of the loan proceeds).

5.	REDACTED

Please signify your receipt of the General Terms and your understanding and acceptance of this offer by signing and returning to the Bank the duplicate copy of this Facility Letter on or before 22 October 2020, failing which this offer shall lapse unless otherwise agreed by the Bank.

Ref: LO-6832030001500

Should you have any queries, please contact our Mr Li of Institution Business Division at 3589 3603 at any time. We are here to serve you better.

Yours faithfully

For and on behalf of

Nanyang Commercial Bank, Limited

/s/ WONG Lai Kwan
Authorized Signature(s)
/chp

Encl.

•  General Terms and Conditions for General Banking Facilities and Loan Facility(ies) 201611(NCB)

•  Certified Extract of Minutes of Board Resolutions (2 sets)

•  Form of Drawdown Notice

•  Form of Notice of Roll-over

•  Direct Debit Authorization (2 sets)

•  Process Agent Appointment Letter

•  Authorisation and Indemnity in respect of Facsimile and Electronic Mail Instructions

•  Reminder on Instructions via Facsimile and Electronic Mail Service

Ref: LO-6832030001500

After due and careful consideration of the contents of this Facility Letter and the General Terms (as defined above), I/we agree to accept the Facility(ies) and to be bound by all the above terms and conditions

Borrower : AMTD International Inc.
(Incorporated in Cayman Islands with limited liability)
Signed by : WONG YUI KEUNG MARCELLUS
Date : 2020.09.25

Witness:

/s/ Li Kin Man
Name: Li Kin Man